Filed pursuant to Rule 424(b)(7)
Registration No. 333-249556

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated November 5, 2020)

CuriosityStream Inc.

Primary Offering of
19,229,000 Shares Common Stock

Secondary Offering of
2,500,000 Shares of Common Stock

4,029,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus dated November 5, 2020 (the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”), which forms a part of our registration statement on Form S-1 (No. 333-249556), the Prospectus Supplement No. 1 filed with the SEC on November 12, 2020 (“Prospectus Supplement No. 1”) and the Prospectus Supplement No. 2 filed with the SEC on November 16, 2020 (“Prospectus Supplement No.2” and together with Prospectus Supplement No. 1, the “Prospectus Supplements”).

The Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 7,475,000 shares of our Common Stock, par value $0.0001 per share (“Common Stock”) issuable upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in our initial public offering (the “IPO”); (ii) up to 3,676,000 shares of our Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants”) issued to Software Acquisition Holdings LLC in a private placement that closed concurrently with our IPO; (iii) up to 353,000 shares of our Common Stock issuable upon the exercise of warrants (the “PIPE Warrants” and together with the Public Warrants and the Private Placement Warrants, the “Warrants”) issued to the PIPE Investors (as defined below) in a private placement, and (iv) 7,725,000 shares of Common Stock issuable under our Omnibus Incentive Plan. Each Warrant entitles the holder thereof to purchase upon exercise one share of our Common Stock for $11.50 per share.

The Prospectus and this prospectus supplement also relate to the resale or distribution from time to time by the selling securityholders named in the Prospectus or their permitted transferees of (i) up to 2,500,000 shares of our Common Stock issued to certain third-party investors (the “PIPE Investors”) in private placements pursuant to Subscription Agreements entered into on August 10, 2020; (ii) 353,000 PIPE Warrants and (iii) 3,676,000 Private Placement Warrants.

Our Common Stock is traded on The Nasdaq Capital Market (the “NASDAQ”) under the symbol “CURI.” Our Warrants are traded on the NASDAQ under the symbol “CURIW”. On November 18, 2020, the last reported sale price of our Common Stock was $10.05 per share and the last reported sale price of our Warrants was $1.22 per Warrant.

This prospectus supplement should be read in conjunction with the Prospectus and the Prospectus Supplements, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus and the Prospectus Supplements, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus and the Prospectus Supplements.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and the Prospectus Supplements.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 19, 2020.

SELLING SECURITYHOLDERS

The following information is provided to update the selling securityholders table in the Prospectus to reflect the transfer of Private Placement Warrants from one selling securityholder, Software Acquisition Holdings LLC, to certain of its members: 211 LV LLC, AKN SWAG I, LLC, and Ooyala Global LLC. We may amend or supplement this information from time to time in the future to update or change the information with respect to the selling securityholders. No other changes or amendments to the selling securityholder table as set forth in the Prospectus are being made hereby.

The term “selling securityholders” includes the securityholders listed in the table below and their permitted transferees.

The following table provides, as of November 18, 2020, information regarding the beneficial ownership of our Warrants by each selling securityholder, and number of Warrants that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering.

Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Except as set forth below, no selling securityholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. Except as set forth below, none of the selling securityholders have any family relationships with our officers, directors or controlling stockholders.

We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.

Warrants

	Beneficial Ownership Before the Offering(2)		Warrants to be Sold in Offering		Beneficial Ownership After the Offering
Name of Selling Securityholder	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%
Software Acquisition Holdings LLC(3)	0	0	0	0	0	0
Ooyala Global LLC(4)	1,102,800	9.6	1,102,800	9.6	---	---
211 LV LLC(5)	1,010,900	8.8	1,010,900	8.8	---	---
AKN SWAG I, LLC(6)	1,562,300	13.6	1,562,300	13.6	---	---

(1)     Based on 11,503,991 Warrants outstanding as of November 18, 2020.

(2)	The number of Warrants beneficially owned by each selling securityholder assumes that there were no changes in ownership of Warrants by such selling securityholder prior to date of this prospectus supplement. Some of these Warrants may have been sold prior to the date of this prospectus supplement.
(3)	On November 18, 2020, Software Acquisition Holdings LLC distributed its 3,676,000 Private Placement Warrants to certain of its members.
(4)	Ooyala Global LLC is the record holder of these Warrants. Jonathan Huberman, a member of the Company’s Board and the Company’s former Chief Executive Officer, Chief Financial Officer and Chairman, and Mike Nikzad, a member of the Company’s Board and the Company’s former Vice President of Acquisitions, are the managing members of Ooyala Global LLC. As such, each may be deemed to have or share voting and dispositive power of the Warrants held directly by Ooyala Global LLC. Each such person disclaims any beneficial ownership of the reported Warrants other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(5)	211 LV LLC is the record holder of these Warrants. Jonathan Huberman, a member of the Company’s Board and the Company’s former Chief Executive Officer, Chief Financial Officer and Chairman, is a manager of 211 LV LLC. As such, he may be deemed to have or share voting and dispositive power of the Warrants held directly by 211 LV LLC. Mr. Huberman disclaims any beneficial ownership of the reported Warrants other than to the extent of any pecuniary interest he may have therein, directly or indirectly.
(6)	AKN SWAG I, LLC is the record holder of these Warrants. Andrew Nikou, a member of the Company’s Board from November 2019 through October 14, 2020, is a manager of AKN SWAG I, LLC. As such, he may be deemed to have or share voting and dispositive power of the Warrants held directly by AKN SWAG I, LLC. Mr. Nikou disclaims any beneficial ownership of the reported Warrants other than to the extent of any pecuniary interest he may have therein, directly or indirectly.